Exhibit 4.44

This Supplemental Patent License Agreement is made on July 8, 2004 between:

(1)	ChipMOS TECHNOLOGIES (Bermuda) LTD., a company organized under the laws of Bermuda (the “Licensor”); and

(2)	ChipMOS TECHNOLOGIES INC., a company incorporated under the laws of the Republic of China (the “Licensee”).

Whereas

(A)	The Licensor and the Licensee have entered into the Patent License Agreement dated as of April 7, 2004 (the “Patent License Agreement”), pursuant to which the Licensor grants the Licensee a non-exclusive royalty-bearing license with respect to certain patents and patent applications until the expiration of the term of the last of these patents.

(B)	This Supplemental Patent License Agreement is supplemental to the Patent License Agreement.

NOW, THEREFORE, it is agreed by the parties hereto as follows:

1	Definitions

Capitalised terms used in this Supplemental Patent License Agreement but not defined herein shall have the meanings given to them in the Patent License Agreement.

2	Incorporation by Reference

Except as otherwise provided herein, the terms of the Patent License Agreement shall apply to this Supplemental Patent License Agreement as if they were set out herein and the Patent License Agreement shall be read and construed as one document with this Supplemental Patent License Agreement.

3	Amendment to Assignment Agreement

Article 3.2 of the Patent License Agreement shall be deleted and replaced with the following:

“Time of Payments. The royalty shall be payable to Licensor by Licensee in United States dollars in 80 quarterly instalments in arrears, each instalment in an amount of US$250,000. The first instalment shall be made on September 30, 2004 and the remaining instalments shall be made every three months thereafter. All payments shall be made to such address as Licensor may from time to time designate.”

IN WITNESS WHEREOF, this Supplemental Patent License Agreement has been executed as of the day and year first above set forth.

ChipMOS TECHNOLOGIES (Bermuda) LTD.

By:	/s/ Shih-Jye Cheng
Name:	Shih-Jye Cheng
Title:	Chairman & CEO

ChipMOS TECHNOLOGIES INC.

By:	/s/ Shih-Jye Cheng
Name:	Shih-Jye Cheng
Title:	Chairman